UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2006
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Delaware	1-14303	36-3161171

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (313) 758-2000
Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01. Entry into a Material Definitive Agreement
The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
          On June 28, 2006, American Axle & Manufacturing Holdings, Inc. (“Holdings”) and American Axle & Manufacturing Inc. (“AAM”) entered into a $200.0 million senior unsecured term loan credit agreement by and among American Axle & Manufacturing Holdings, Inc., American Axle & Manufacturing, Inc., the several Lenders parties thereto, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, (the “Credit Agreement” and the facility thereunder, the “Term Loan”), the proceeds of which are to be used for general corporate purposes and to refinance payments related to the conversion of Holdings' 2.00% Senior Convertible Notes due 2024. Immediately upon entering into the Credit Agreement, AAM borrowed the entire $200.0 million of the Term Loan. The Term Loan includes an uncommitted incremental facility, pursuant to which AAM may be able to increase the total commitment under the Term Loan by up to $50.0 million. The obligations of AAM under the Credit Agreement are guaranteed by Holdings. The Term Loan will mature on April 12, 2010.
     The Term Loan bears interest at a rate equal to the London Interbank Offering Rate (LIBOR) plus a margin of 4.25% or the JP Morgan Chase Bank alternate base rate, plus a margin of 3.25%.
     Subject to certain exceptions, AAM will be required to make an offer to prepay the Term Loan upon an asset disposition or a change in control. Prepayment upon the Lenders' acceptance of a change in control offer will be subject to a 1.00% prepayment premium. Voluntary prepayments during years one and two of the Term Loan are subject to prepayment premiums of 2.00% and 1.00%, respectively. In addition, the Term Loan also contains various operating covenants which, among other things, impose certain limitations on the ability of Holdings, AAM and its subsidiaries to declare dividends and redeem capital stock, incur additional indebtedness, incur liens, merge, make acquisitions, sell all or substantially all of their respective assets or enter into certain types of transactions with their affiliates. Events of Default under the Credit Agreement include but are not limited to, failure to pay principal, interest, fees or other amounts when due, material breach of any representation and warranty, covenant defaults, cross-payment defaults and cross-acceleration to other material indebtedness, events of bankruptcy and other customary events of default. If an Event of Default occurs, the Lenders may declare any principal amount then outstanding, and all accrued interest and other amounts payable under the Credit Agreement to be immediately due and payable. In addition, AAM’s obligations under the Credit Agreement would be accelerated automatically in the event of a bankruptcy against Holdings or any of its subsidiaries, including AAM.

A copy of the Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement.
Item 9.01. Financial Statements and Exhibits
a) Exhibits:
99.1	$200,000,000 Credit Agreement, dated as of June 28, 2006, by and among American Axle & Manufacturing Holdings, Inc., American Axle Manufacturing Inc., the several Lenders parties thereto, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ Michael K. Simonte
Name:	Michael K. Simonte
Title:	Vice President – Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)
Dated: June 30, 2006

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	$200,000,000 Credit Agreement, dated as of June 28, 2006, by and among American Axle & Manufacturing Holdings, Inc., American Axle Manufacturing Inc., the several Lenders parties thereto, Bank of America, N.A., as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities Inc., and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Bookrunners.